Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-81680, 333-30267, 333-103405, 333-127988 and 333-135022) of Navigant Consulting, Inc. and subsidiaries (the “Company”) of our reports dated March 1, 2007 relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appears in the December 31, 2006 annual report on Form 10-K of Navigant Consulting, Inc.

Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Navigant Consulting, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that at December 31, 2006, the Company did not have effective policies and procedures in place to fully consider the impact of control deficiencies on the Company’s prior accounting for relevant non-routine transactions that had a continuing impact on the Company’s consolidated financial statements. As a result, upon the identification of a deficiency in internal control over business combinations during 2006, the Company failed to consider the impact of this deficiency on its accounting for previous business combinations that were structured in a similar manner. This material weakness resulted in material misstatements in the Company’s 2006 preliminary consolidated financial statements.

Our report relating to the consolidated financial statements states that the Company changed its method of accounting for share-based compensation awards as of January 1, 2006, and its method for quantifying errors in 2006.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois

March 1, 2007